EXHIBIT 21.1

Subsidiaries of Natrol, Inc.

Natrol Products, Inc.

Natrol Acquisition, Inc.

Natrol Real Estate, Inc.

Natrol Real Estate, Inc. II

Prolab Nutrition, Inc.